THE LOVESAC COMPANY REPORTS THIRD QUARTER FISCAL 2023 FINANCIAL RESULTS

Net Sales Growth of 15.5%
Comparable Sales Growth of 8.9%

STAMFORD, Conn., December 7, 2022 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the third quarter of fiscal 2023, which ended October 30, 2022.

Shawn Nelson, Chief Executive Officer, stated, “Against a challenging backdrop, Lovesac’s third quarter results provide the latest validation of a well-executed and balanced omni-channel strategy paired with truly innovative products. These results illustrate the continued momentum from our inflecting brand awareness and customer adoption bolstered by our industry-leading in-stock position.”

Mr. Nelson continued, “We believe we are well positioned for the all-important fourth quarter holiday-season where early signs point to strong cash flow generation for the quarter. At the same time, we are planning for continued inflationary pressure on consumers and intend to maintain tight expense management and careful prioritization of critical spending to support continued growth. Sales of StealthTech continue to grow and augment our differentiation in the landscape, widening our opportunity. Our addressable market remains vast, at $46.2 billion for the couch + home audio categories, which combined with significant market fragmentation and our own fundamental operating strengths and differentiators, presents a very attractive and long runway for our growth.”

Key Measures for the Third Quarter and Year-to-date Period of Fiscal 2023 Ending October 30, 2022:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended			Thirty-nine weeks ended
	October 30, 2022	October 31, 2021	% Inc (Dec)	October 30, 2022	October 31, 2021	% Inc (Dec)
Net Sales	$134.8	$116.7	15.5%	$412.7	$302.0	36.6%
Gross Profit	$63.6	$58.6	8.5%	$210.6	$163.7	28.6%
Gross Margin	47.2%	50.2%	(300) bps	51.0%	54.2%	(320) bps
Total Operating Expense	$75.2	$55.6	35.1%	$209.7	$149.5	40.3%
SG&A	$53.7	$38.1	40.9%	$147.4	$104.2	41.5%
SG&A as a % of Net Sales	39.8%	32.6%	720 bps	35.7%	34.5%	120 bps
Advertising & Marketing	$19.1	$15.8	20.3%	$54.0	$39.5	36.6%
Advertising & Marketing as a % of Net Sales	14.1%	13.6%	50 bps	13.1%	13.1%	0 bps
Basic EPS (Loss) Income	$(0.55)	$0.18	(405.6%)	$0.04	$0.88	(95.5%)
Diluted EPS (Loss) Income	$(0.55)	$0.17	(423.5%)	$0.04	$0.83	(95.2%)
Net (Loss) Income	$(8.4)	$2.8	(405.9%)	$0.6	$13.3	(95.5%)
Adjusted EBITDA [1]	$(8.4)	$5.8	(243.6%)	$12.1	$23.6	(48.6%)
Net Cash Used in Operating Activities	$(5.6)	$(15.9)	(65.0%)	$(65.1)	$(15.2)	(329.2%)

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Percent Increase (Decrease) except showroom count
	Thirteen weeks ended		Thirty-nine weeks ended
	October 30, 2022	October 31, 2021	October 30, 2022	October 31, 2021
Total Comparable Sales [2]	8.9%	47.1%	25.7%	44.8%
Comparable Showroom Sales [3]	18.5%	53.3%	34.5%	133.0%
Internet Sales	(6.3%)	38.2%	11.0%	(11.4%)
Ending Showroom Count	189	135	189	135

2 Total comparable sales include showroom transactions through the point of sale and internet net sales.
3 Comparable showroom sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is included in Net Sales.

Highlights for the Quarter Ended October 30, 2022:

•The net sales increase of 15.5% was driven by growth across the Showroom and “Other” channels, partially offset by a decline in our Internet channel. Showroom net sales, which include kiosks and mobile concierges, increased 19.0%. Our “Other” channel increased 61.8%. The increase in showroom net sales was driven by an increase of 18.5% in comparable showroom sales related to higher point of sale transactions, strong promotional campaigns and the addition of 41 new showrooms and 13 new kiosks compared to the prior year period. The increase in “Other” net sales reflects reintroducing Costco physical pop-up-shops and the addition of 17 new Best Buy shop-in-shops, for a total of 22 Best Buy shop-in-shop locations. Internet net sales decreased 6.3% as we continue to see some shifts back to in person shopping as compared to the prior year period.

•The gross profit increase of $5.0 million, or 8.5%, to $63.6 million was principally due to the increase in net sales. The decrease in gross margin percentage of 300 basis points was primarily driven by an increase of approximately 160 basis points in total distribution and related tariff expenses and a decline of 140 basis points in product margin. The increase in total distribution and related tariff expenses over prior year is principally related to the negative impact of 320 basis points due to volume deleverage in warehouse and higher outbound transportation costs, partially offset by a decrease of 160 basis points in inbound transportation costs principally due to lower container rates. The product margin rate decline is due to higher promotional discounting to support net sales growth.

•SG&A expense as a percent of net sales increased by 720 basis points due to deleverage of employment costs, infrastructure investments, rent, selling related expenses, travel, and insurance, partially offset by higher leverage in equity-based compensation. The deleverage in certain expenses are due to the continued investments to support our ongoing growth.

•Advertising and marketing expense increased 20.3% due to continued investments in marketing spend to support our sales growth and expand brand awareness. As a percent of net sales, advertising and marketing increased by 50 basis points due to a slight increase in media spend to support our third quarter net sales growth.

•Operating loss was $11.6 million in the third quarter of fiscal 2022, compared to operating income of $3.0 million in the prior year period. Operating margin was (8.6%) of net sales compared to 2.5% of net sales in the third quarter of fiscal 2022.

•Net loss was $8.4 million in the third quarter of fiscal 2022, compared to net income of $2.8 million in the prior year period. During the third quarter of fiscal 2023, the Company recorded an income tax benefit of $3.2 million and an income tax provision of $0.2 million for the thirteen weeks ended October 30, 2022 and October 31, 2021, respectively. Our effective tax rate varies from the 21% federal statutory tax rate primarily due to state taxes. The increase in the effective tax rate from 5.9% for the thirteen weeks ended October 31, 2021 to 27.8% for the thirteen weeks ended October 30, 2022 was primarily due to fiscal 2022 having the benefit from the release of the valuation allowance on the Company’s net deferred tax assets. The valuation allowance was fully released as of the end of fiscal year 2022.

Highlights for the Year-to-date Period Ended October 30, 2022:

•The net sales increase of 36.6% was driven by growth across all channels. Showroom net sales, which include kiosks and mobile concierges, increased 41.6%. Internet net sales increased 11.0%, and our “Other” channel increased 83.0%. The increase in showroom net sales was driven by an increase of 34.5% in comparable showroom sales related to higher point of sale transactions with slightly higher promotional discounting, strong promotional campaigns and the addition of 41 new showrooms and 13 kiosks compared to the prior year period. The Internet net sales increase was driven by the same strong promotional campaigns. The increase in net sales in our “Other” channel was impacted by the additional 17 new Best Buy shop-in-shops and reintroducing Costco physical pop-up-shops.

•The gross profit increase of $46.9 million, or 28.6%, to $210.6 million was principally the result of the increase in net sales. The decrease in gross margin percentage of 320 basis points was primarily driven by an increase of approximately 360 basis points in total distribution and related tariff expenses, partially offset by an improvement of 40 basis points in product margin. The increase in total distribution and related tariff expenses over prior year is principally related to the negative impact of the 290 basis points increase in inbound transportation costs and an increase of 70 basis points due to volume deleverage in warehouse and higher outbound transportation cost. The product margin rate improvement is due to continued vendor negotiations to assist with the mitigation of tariffs and additional one-time US dollar denominated rebates related to currency impact and slightly lower promotional discounting.

•SG&A expense as a percent of net sales increased by 120 basis points due to deleverage of employment costs, travel, and selling related expenses, partially offset by higher leverage in infrastructure investments, equity-based compensation, and rent. The deleverage in certain expenses relate to the continued investments to support our ongoing growth.

•Advertising and marketing expense increased 36.6% due to continued investments in marketing spend to support our sales growth. Advertising and marketing expenses were 13.1% of net sales in both the year-to-date periods ended October 30, 2022 and October 31, 2021.

•Operating income was $0.9 million compared to $14.2 million in the year-to-date period ended October 31, 2021. Operating margin was 0.2% of net sales compared to 4.7% of net sales in year-to-date period ended October 31, 2021.

•Net income was $0.6 million compared to $13.3 million in the prior year period. During the year-to-date period ended October 30, 2022, the Company recorded an income tax provision of $0.2 million as compared to $0.8 million in the prior year period. Our effective tax rate varies from the 21% federal statutory tax rate primarily due to state taxes. The increase in the effective tax rate from 6.0% for the thirty-nine weeks ended October 31, 2021 to 29.2% for the thirty-nine weeks ended October 30, 2022 was primarily due to fiscal 2022 having the benefit from the release of the valuation allowance on the Company’s net deferred tax assets. The valuation allowance was fully released as of the end of fiscal year 2022.

Other Financial Highlights as of October 30, 2022:

•The cash and cash equivalents balance as of October 30, 2022 was $3.8 million as compared to $47.9 million as of October 31, 2021. There was no balance on the Company’s line of credit as of October 30, 2022 and October 31, 2021. The Company’s availability under the line of credit was $36.0 million and $22.5 million as of October 30, 2022 and October 31, 2021, respectively. As previously disclosed, on March 25, 2022, we amended our existing credit agreement with Wells Fargo Bank, N.A. to, among other things, extend the maturity date to March 25, 2024 and increase the maximum revolver commitment to $40.0 million from $25.0 million, subject to borrowing base and availability restrictions.

•Total merchandise inventory was $154.5 million as of October 30, 2022 as compared to $94.5 million as of October 31, 2021 with the year over year change principally related to a stock inventory increase of $43.2 million coupled with an increase in freight capitalization of $16.9 million related to an increase in inbound freight expense.

Conference Call Information:

A conference call to discuss the financial results for the third quarter ended October 30, 2022 is scheduled for today, December 7, 2022, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life® approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, SACTIONALS, SAC, DESIGNED FOR LIFE, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in U.S. Patent and Trademark Office.

Non-GAAP Information

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position or projections, future revenue, projected expenses, future cash availability, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: the effect and consequences of current economic conditions, including the impact of COVID-19, the conflict between Russia and Ukraine, and inflation, on our business, sales, results of operations and financial condition; changes in consumer spending and shopping preferences, and economic conditions; our ability to achieve or sustain profitability; our ability to manage and sustain our growth effectively, including our ecommerce business, forecast our operating results, and manage inventory levels; our ability to advance, implement or achieve our sustainability, growth and profitability goals through leveraging our Designed for Life and Circle-to-Consumer philosophies; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting or inability to remediate any internal controls deemed ineffective; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com

THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

	October 30, 2022	January 30, 2022
(amounts in thousands, except share and per share amounts)
Assets
Current Assets
Cash and cash equivalents	$3,832	$92,392
Trade accounts receivable	15,357	8,547
Merchandise inventories	154,481	108,493
Prepaid expenses and other current assets	41,867	15,726
Total Current Assets	215,537	225,158
Property and equipment, net	47,477	34,137
Operating lease right-of-use assets	133,075	100,891
Other Assets
Goodwill	144	144
Intangible assets, net	1,395	1,413
Deferred financing costs, net	73	—
Deferred tax asset	9,695	9,836
Total Other Assets	11,307	11,393
Total Assets	$407,396	$371,579
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$47,267	$33,247
Accrued expenses	33,126	40,497
Payroll payable	7,199	9,978
Customer deposits	5,861	13,316
Current operating lease liabilities	20,774	16,382
Sales taxes payable	4,770	5,359
Total Current Liabilities	118,997	118,779
Operating Lease Liabilities, long-term	130,229	96,574
Line of Credit	—	—
Total Liabilities	249,226	215,353
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of October 30, 2022 and January 30, 2022.	—	—
Common Stock $.00001 par value, 40,000,000 shares authorized, 15,192,134 shares issued and outstanding as of October 30, 2022 and 15,123,338 shares issued and outstanding as of January 30, 2022.	—	—
Additional paid-in capital	175,108	173,762
Accumulated deficit	(16,938)	(17,536)
Stockholders’ Equity	158,170	156,226
Total Liabilities and Stockholders’ Equity	$407,396	$371,579

THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
(amounts in thousands, except per share data and share amounts)	October 30, 2022	October 31, 2021	October 30, 2022	October 31, 2021
Net sales	$134,784	$116,678	$412,698	$302,041
Cost of merchandise sold	71,212	58,062	202,092	138,317
Gross profit	63,572	58,616	210,606	163,724
Operating expenses
Selling, general and administration expenses	53,658	38,087	147,425	104,191
Advertising and marketing	19,050	15,832	54,039	39,548
Depreciation and amortization	2,459	1,726	8,196	5,748
Total operating expenses	75,167	55,645	209,660	149,487

Operating (loss) income	(11,595)	2,971	946	14,237
Interest expense, net	(69)	(45)	(101)	(135)
Net (loss) income before taxes	(11,664)	2,926	845	14,102
Benefit from (Provision for) income taxes	3,245	(174)	(247)	(842)
Net (loss) income	$(8,419)	$2,752	$598	$13,260

Net (loss) income per common share:
Basic	$(0.55)	$0.18	$0.04	$0.88
Diluted	$(0.55)	$0.17	$0.04	$0.83

Weighted average number of common shares outstanding:
Basic	15,220,593	15,146,890	15,190,079	15,092,844
Diluted	15,220,593	16,069,729	16,067,066	16,015,683

THE LOVESAC COMPANY

CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Thirty-nine weeks ended
(amounts in thousands)	October 30, 2022	October 31, 2021
Cash Flows from Operating Activities
Net income	$598	$13,260
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property and equipment	7,911	5,121
Amortization of other intangible assets	285	627
Amortization of deferred financing fees	117	68
Net loss on disposal of property and equipment	41	—
Equity based compensation	2,929	2,850
Non-cash operating lease cost	13,582	11,003
Impairment of right of use lease asset	—	554
Deferred income taxes	141	—
Changes in operating assets and liabilities:
Trade accounts receivable	(6,810)	(5,281)
Merchandise inventories	(45,988)	(44,127)
Prepaid expenses and other current assets	(20,547)	1,166
Accounts payable and accrued expenses	3,281	9,265
Operating lease liabilities	(13,227)	(10,396)
Customer deposits	(7,455)	711
Net Cash Used in Operating Activities	(65,142)	(15,179)
Cash Flows from Investing Activities
Purchase of property and equipment	(21,292)	(11,386)
Payments for patents and trademarks	(267)	(455)
Net Cash Used in Investing Activities	(21,559)	(11,841)
Cash Flows from Financing Activities
Payment of deferred financing costs	(276)	—
Taxes paid for net share settlement of equity awards	(1,583)	(3,563)
Proceeds from the exercise of warrants	—	104
Net Cash Used in Financing Activities	(1,859)	(3,459)
Net Change in Cash and Cash Equivalents	(88,560)	(30,479)
Cash and Cash Equivalents - Beginning	92,392	78,341
Cash and Cash Equivalents - Ending	$3,832	$47,862
Supplemental Cash Flow Disclosures
Cash paid for taxes	$9,811	$775
Cash paid for interest	$65	$80

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

(amounts in thousands)	Thirteen weeks ended October 30, 2022	Thirteen weeks ended October 31, 2021	Thirty-nine weeks ended October 30, 2022	Thirty-nine weeks ended October 31, 2021
Net (loss) income	$(8,419)	$2,752	$598	$13,260
Interest expense, net	69	45	101	135
(Benefit) provision for income taxes	(3,245)	174	247	842
Depreciation and amortization	2,459	1,726	8,196	5,748
EBITDA	(9,136)	4,697	9,142	19,985
Equity-based compensation (a)	739	1,121	3,034	3,014
Loss on disposal of property and equipment (b)	41	—	41
Other non-recurring expenses (c)	—	—	(105)	—
Impairment of right of use lease asset (d)	—	—	—	554
Adjusted EBITDA	$(8,356)	$5,818	$12,112	$23,553
(a)Represents expenses, such as stock compensation expense related to the amortization of restricted stock units and stock option awards granted to our associates and our board of directors in addition to the employer taxes related to the vesting and exercise of this equity.
(b)Represents the loss on disposal of fixed assets related to showroom remodels.
(c)There were no other non-recurring expenses in the thirteen weeks ended October 30, 2022 and October 31, 2021, respectively. Other non-recurring expenses in the thirty-nine weeks ended October 30, 2022 represent costs related to a legal settlement. There were no other non-recurring expenses in the thirty-nine weeks ended October 31, 2021.
(d)Represents the impairment of the right of use lease asset for one showroom.